UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 30, 2015

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Executive Officer Annual Base Salary Increase

On March 30, 2015, the Board of Directors approved increases in the annual base salaries for the following Named Executive Officers, which were last increased October 1, 2012:

Name	Title	Current Salary	New Salary
Scott N. Greenberg	Chief Executive Officer	$472,000	$560,000
Douglas E. Sharp	President	$425,000	$520,000
Sharon Esposito-Mayer	Executive Vice President and Chief Financial Officer	$310,000	$360,000
Donald R. Duquette	Executive Vice President	$300,000	$350,000
Kenneth L. Crawford	Senior Vice President, General Counsel and Secretary	$255,000	$290,000

The increases became effective on April 1, 2015.
Executive Officer Long-Term Equity Incentive Grants
On March 30, 2015, the Compensation Committee approved an incentive program providing for the issuance to certain key executives of the Company of performance-vesting and time-vesting restricted stock units under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”). Under the program, a target level of equity compensation is set for each officer. The target level is determined by multiplying the officer’s annual base salary by a number, which for Mr. Greenberg is 1.4, for Mr. Sharp is 1.0, for Ms. Esposito-Mayer is 0.9, for Messrs. Duquette is 0.75, and for Mr. Crawford is 0.5. The total equity compensation is divided into performance-vesting and time-vesting restricted stock units. 75% of Mr. Greenberg’s target equity compensation is in the form of performance-vesting restricted stock units and 25% is in the form of time-vesting restricted stock units. For all other participants, 60% of his or her target equity compensation is in the form of performance-vesting restricted stock units and 40% is in the form of time-vesting restricted stock units. Under the program, the Compensation Committee sets the performance-vesting goal or goals within the first 90 days of each year.

Pursuant to the authority granted to it under the 2011 Plan, on March 30, 2015 the Compensation Committee granted performance-vesting restricted stock units to certain officers of the Company, including Messrs. Greenberg, Sharp, Duquette, Crawford and Ms. Esposito-Mayer, and established the performance-vesting measures and targets for the performance period applicable to the grants. Employees will not be entitled to the performance-based restricted stock units unless they are an employee through the end of a three-year performance period running through December 31, 2017, except in case of the recipient's death or disability, retirement, or upon a change in control, which will result in pro rata vesting to the extent that the Compensation Committee determines that the targets it established have been achieved. For the 2015-2017 performance period, the Compensation Committee authorized 50% of each grant to vest based on a target level of average annual return on capital (“ROIC”) and 50% of each grant to vest based on average annual growth in EBITDA (adjusted to exclude the effect of acquisitions, dispositions, and certain other nonrecurring or extraordinary items) (“Adjusted EBITDA”). There is no vesting with regard to the ROIC goal until approximately 77% of the goal is satisfied. Between approximately 77% and 100% of the ROIC goal, vesting of the units associated with that goal is interpolated. There is no vesting with regard to the Adjusted EBITDA goal until approximately 71% of the goal is satisfied. Between approximately 71% and 100% of the Adjusted EBITBA goal, vesting of the units associated with that goal is interpolated. If 100% or more of either goal is satisfied, there is full vesting of the units associated with that goal. Up to 52,476 shares of the Company’s common stock could be issued in respect of the performance-vesting restricted stock units granted if the target performance levels established by the Compensation Committee for both corporate objectives are achieved or exceeded.

Also on March 30, 2015, pursuant to the authority granted to it under the 2011 Plan, the Compensation Committee granted time-vesting restricted stock units to the same officers of the Company. The time-vesting restricted stock units will vest if the employee is still employed with the Company on December 31, 2017. After taking into account target compensation, the performance-vesting versus time-vesting mix under the program, and the closing stock price of the Company’s common stock on March 30, 2015, the Compensation Committee granted to each of the Named Executive Officers shown in the table below the numbers of time-vesting and performance-vesting restricted stock units set forth opposite such Named Executive Officer’s name below:.

Name	Title	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units	Total Restricted Stock Units
Scott N. Greenberg	Chief Executive Officer	16,017	5,339	21,356
Douglas E. Sharp	President	8,499	5,666	14,165
Sharon Esposito-Mayer	Executive Vice President and Chief Financial Officer	5,296	3,530	8,826
Donald R. Duquette	Executive Vice President	4,290	2,860	7,150
Kenneth L. Crawford	Senior Vice President, General Counsel and Secretary	2,370	1,580	3,950

The Company will file the Form of Performance Based Restricted Stock Unit Grant Agreement with its quarterly report on Form 10-Q for the quarter ended March 31, 2015.

Amendments to Certain Executive Officer Employment Agreements

On March 30, 2015 the Board of Directors approved amending the employment agreements of Ms. Esposito-Mayer and Mr. Duquette to extend the notice period for termination by the Company or the employee from 15 to 24 months, extend the employee’s post-employment non-compete period from 6 to 12 months, and provide for vesting of options and certain restricted stock units upon the employee’s termination, other than for cause, following a change in control.

The Company will file the Form of Employment Agreement Amendment with its quarterly report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: April 3, 2015	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Senior Vice President, General Counsel & Secretary

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